EXHIBIT 11.2
                             BRAZOS SPORTSWEAR, INC.
     COMPUTATION OF PRO FORMA COMBINED EARNINGS (LOSS) PER COMMON AND COMMON
                                EQUIVALENT SHARE
      YEAR ENDED DECEMBER 28, 1996 AND THIRTEEN WEEKS ENDED MARCH 29, 1997
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                         Year        13 Weeks
                                                         Ended         Ended
                                                       Dec. 28,       Mar. 29,
                                                         1996          1997
                                                      -----------   -----------
PRIMARY -
EARNINGS
Income (loss) available to common equity ...........  $     4,073   $    (3,170)
                                                      ===========   ===========
SHARES
Weighted average common shares outstanding .........    3,263,490     4,344,393
Cheap stock warrants ...............................    1,030,841       109,332
Other options and warrants .........................      808,725           --
                                                      -----------   -----------
Weighted average common and common
     equivalent shares outstanding .................    5,103,056     4,453,725
                                                      ===========   ===========
EARNINGS PER SHARE
Income (loss) available to common equity ...........  $      0.80   $     (0.71)
                                                      ===========   ===========
FULLY DILUTED -
EARNINGS
Income (loss) available to common equity ...........  $     4,073   $    (3,170)
Add: dividends and accretion on preferred stock ....          931           246
                                                      -----------   -----------
Adjusted Income (loss) available to common equity ..  $     5,004   $    (2,924)
                                                      ===========   ===========
SHARES
Weighted average common shares outstanding .........    3,263,490     4,344,393
Cheap stock warrants ...............................    1,030,841       109,332
Other options and warrants .........................      808,725           --
Shares applicable to convertible preferred stock ...      855,741       898,951
                                                      -----------   -----------
Weighted average common and common
     equivalent shares outstanding .................    5,958,797     5,352,676
                                                      ===========   ===========
EARNINGS PER SHARE
Income (loss) available to common equity ...........       Note 4        Note 4
                                                      ===========   ===========

Note 1: Cheap stock warrants have been subjected to the provisions of Securities and Exchange Commission Staff Accounting Bulletin No. 83.

Note 2: The gross amount of cheap stock warrants outstanding during fiscal 1996 and the first quarter of fiscal 1997 were 1,287,174 and 272,968 respectively.

Note 3: Due to net losses for the thirteen weeks ended March 29, 1997, common stock equivalents, except for cheap stock warrants, are not included as they would be anti-dilutive.

Note 4: Fully-diluted earnings (loss) per share is not presented as it would be anti-dilutive.